Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-163411 of Wells Core Income Office REIT, Inc. of our report dated December 14, 2010 related to the statement of revenues over certain operating expenses of the 333 East Lake Street Building for the year ended December 31, 2009, appearing in the Supplement No. 8 dated January 7, 2011 to the Prospectus dated June 11, 2010 (the “Prospectus Supplement No. 8”), which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus Supplement No. 8.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

January 7, 2011